                                                                    EXHIBIT 99
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

Scott Hibbs:            (503) 813-7222

May 9, 1999

            PACIFICORP REPORTS FIRST QUARTER 1999 FINANCIAL RESULTS

      PORTLAND, Ore. - PacifiCorp (NYSE: PPW) today reported first quarter 1999 earnings on common stock of $87 million, or $0.29 per share.

      That compared to a first quarter 1998 loss on common stock of $20 million, or $0.07 per share. The first quarter 1998 loss included a charge of $70 million, or $0.24 per share, associated with a work force reduction in the company's domestic electric operations, and a charge of $54 million, or $0.18 per share, associated with the company's terminated bid for The Energy Group PLC.

      "Our first quarter financial results are in line with expectations and we are off to a good start in 1999," said Keith McKennon, Chairman and Chief Executive Officer of PacifiCorp. "We remain squarely focused on our twin objectives of improving the performance of our core electric business and obtaining the necessary approvals for our proposed merger with ScottishPower. We are pleased with our progress to date on both accounts," McKennon said.

      On May 6, 1999 the Securities and Exchange Commission cleared the proxy solicitation materials for PacifiCorp's proposed merger with ScottishPower. These documents have been mailed to PacifiCorp shareholders, who can vote by mail or in person at a shareholder meeting to be held on June 17, 1999.

      "We are happy to begin the process of seeking our shareholders' approval for our merger with ScottishPower," McKennon said. "As part of ScottishPower, we have an exciting future with the opportunity to pursue more effectively our strategy of concentrating on our core electricity business and providing good value for our shareholders."

DOMESTIC ELECTRIC OPERATIONS

      The first quarter 1999 earnings contribution from the company's domestic electric operations totaled $75 million, or $0.25 per share.

      In the first quarter of 1998, the earnings contribution from domestic electric operations was $76 million, or $0.26 per share, excluding the work force reduction charge.

      A recently ordered rated reduction in the state of Utah reduced domestic electric operations earnings in the first quarter of 1999 by $6 million, or $0.02 per share.

      Non-fuel operations and maintenance and administrative and general costs declined $3 million, or 2 percent, in the quarter, consistent with the company's recent actions to reduce these costs.

AUSTRALIAN ELECTRIC OPERATIONS

      The first quarter 1999 earnings contribution from the company's Australian electric operations totaled $10 million, or $0.04 per share.

      The first quarter 1998 earnings contribution from Australian electric operations was $14 million, or $0.05 per share.

      The decreased earnings contribution from Australian operations was primarily attributable to increased purchased power costs.

SCOTTISHPOWER MERGER

      In December 1998, PacifiCorp announced a proposed merger with ScottishPower PLC, a leading United Kingdom multi-utility. Under the terms of the agreement, each PacifiCorp share will be converted tax-free into a right to receive 0.58 American Depositary Shares (each ADS represents four ordinary shares) or 2.32 ordinary shares of ScottishPower.

      The proposed merger is subject to approval by the shareholders of both companies and federal and state regulators.

      Both companies have already received clearance under the Hart-Scott-Rodino Antitrust Improvements Act and from U.K. and Australian regulatory authorities for the proposed merger. Proceedings are currently underway before state regulators in PacifiCorp's western U.S. service territory. Both companies expect completion of the regulatory approval process to occur later this year.

DISCONTINUED OPERATIONS

      In September 1998, the company decided to dispose of TPC Corporation and exit the eastern U.S. electricity trading business of PacifiCorp Power Marketing. As a result, the energy trading segment has been reported as discontinued operations in 1998. The eastern electricity trading business was shut down in the fourth quarter of 1998 and the company sold TPC to NIPSCO Industries, Inc. in the first quarter of 1999 for $150 million.

UTAH RATE ORDER

      On March 4, 1999, the Utah Public Service Commission ordered PacifiCorp to reduce customer prices by 12 percent, or $85 million annually. The ordered rate reduction is the culmination of a general rate case in Utah that began in 1997. The company has decided not to appeal the ordered rate reduction to the Utah Supreme Court.

                     FIRST QUARTER 1999 EARNINGS ANALYSIS

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic electric operations earnings contribution was $75 million, or $0.25 per share, in the first quarter of 1999 compared to $6 million, or $0.02 per share, in 1998. The first quarter of 1998 included a charge of $70 million, or $0.24 per share, associated the work force reduction. Excluding this charge, earnings contribution in 1998 would have been $76 million, or $0.26 per share.

The Utah Rate Order reduced 1999 earnings $6 million, or $0.02 per share. This decrease was partially offset by lower interest expense and increased interest income totaling $11 million, or $0.04 per share, due to funds received by domestic electric operations as intercompany dividends from PacifiCorp Group Holdings Company (Holdings) of $500 million and $660 million in October 1998 and January 1999, respectively.

REVENUES
Total Domestic electric operations revenues decreased $270 million, or 25 percent, from the first quarter of 1998 to $807 million. This decrease was primarily attributable to a $259 million decrease in wholesale revenues. The sale of the company's Montana service area in November 1998 decreased revenues $12 million while the Utah rate order reduced revenues by $10 million.

Residential revenues were down $1 million to $231 million. Excluding the impact of the sale of Montana, residential revenues were up $5 million, energy volumes were up 4 percent and customer growth was 2 percent. Growth in the average number of residential customers added $5 million to revenues. Volume increases added $3 million to revenues primarily due to colder weather. The Utah rate order reduced residential revenues by $4 million.

Commercial revenues were down $2 million, or 1 percent, to $159 million. Excluding the impact of the sale of Montana, commercial revenues were up $1 million. Increased commercial customers added $5 million to revenues. The Utah rate order reduced commercial revenues by $4 million.

Industrial revenues decreased $11 million, or 7 percent, to $152 million. Excluding the impact of the sale of Montana, industrial revenues were down $8 million, energy volumes were down 4 percent and average customers were down 4 percent. Decreased energy volumes due to the cyclical nature of industrial customer usage drove a $6 million decrease in revenues. The company does not expect this trend to be long-term. The Utah rate order reduced industrial revenues by $2 million.

Wholesale sales decreased $259 million. The decrease in revenues was driven by a 57 percent decline in energy volumes. Lower short-term and spot market wholesale energy volumes decreased revenues by $264 million. Related energy prices averaged $20 per mWh in the quarter, a 3 percent increase over the prior year. The higher prices for these sales added $7 million to revenues in the quarter. This decline in energy volumes is consistent with the company's decision to scale back short-term wholesale sales.

OPERATING EXPENSES
Total operating expenses decreased $370 million, or 38 percent, to $612 million in the quarter. This decrease was primarily attributable to decreased purchased power expense due to the decline in wholesale sales and the special charge for the work force reduction that occurred in 1998.

Purchased power expense decreased $249 million, to $210 million. The lower expense was primarily due to a 12.5 million mWh decrease in short-term firm and spot market energy purchases which decreased purchased power expense $243 million. Short-term firm and spot market purchase prices averaged $19 per mWh in the quarter versus $20 per mWh in 1998, a 5 percent decrease. The decrease in purchase prices reduced costs $9 million.

                Short-Term and Spot Market Sales and Purchases

                                                    1999              1998
                                                   ______            ______

Total sales volume (thousands of mWh)               5,719            18,900
Average sales price ($/mWh)                        $20.32            $19.77
                                                   ______            ______
     Revenues ($, millions)                        $  116            $  374


Total purchase volume (thousands of mWh)            5,111            17,635
Average purchase price ($/mWh)                     $18.61            $19.70
                                                   ______            ______
     Expenses ($,millions)                         $   95            $  347
                                                   ______            ______

          Net ($, millions)                        $   21            $   27
                                                   ======            ======

Fuel expense was down $3 million, or 3 percent, to $120 million in 1999. Thermal generation was down 4 percent to 12.8 million mWh. The average cost per mWh increased to $9.31 from $9.17 in the prior year due to increased generation at plants with higher fuel costs. The shift in generation resulted from unscheduled plant outages. Hydroelectric generation increased 13 percent compared to the first quarter of 1998 due to favorable water conditions.

Other operations and maintenance expense increased $2 million, or 2 percent, to $113 million. Increased tree trimming added $3 million to expenses, which was partially offset by a reduction in labor costs of $1 million.

Administrative and general expenses decreased $5 million, or 7 percent, to $73 million primarily due to a reduction in labor and employee related costs of $12 million. This decrease was partially offset by a $6 million increase in costs relating to the ongoing implementation of the company's new SAP software operating environment and increased outside services of $2 million.

OTHER INCOME/EXPENSE

Domestic electric operations interest expense was down $12 million to $68 million as a result of lower debt balances. The lower debt balances were due to dividends received from Holdings in October and January that were used to pay down intercompany debt owed to Holdings and some external debt. Interest income increased $5 million as a result of the dividends received from Holdings, some of which was invested in interest bearing accounts.

AUSTRALIAN ELECTRIC OPERATIONS

Australian Electric Operations First Quarter Results (In millions):
____________________________________________________

                                                         Change     Change
                                                         Due to     Due to
                                       1999     1998    Currency  Operations
                                       ____     ____    ________  __________
Australian Electric Operations:
______________________________
Revenues                               $147     $163        $(8)        $(8)
Purchased power                          59       58         (3)          4
Depreciation and amortization            15       15         (1)          1
Other operating expenses                 38       49         (2)         (9)
                                        ___      ___         __          __
Income from operations                   35       41         (2)         (4)
Equity in losses of Hazelwood             4        3          -           1
Interest expense                         14       16         (1)         (1)
                                        ___      ___         __          __
Income before income taxes               17       22         (1)         (4)
Income taxes                              7        8          -           1
                                        ___      ___         __          __
Earnings contribution                  $ 10     $ 14        $(1)        $(3)
                                        ===      ===         ==          ==

EARNINGS CONTRIBUTION
The company's Australian electric operations contributed earnings of $10 million, or $0.04 per share, in the first quarter of 1999, compared to $14 million, or $0.05 per share in 1998.

The currency exchange rate for converting Australian dollars to U. S. dollars was 0.63 in the first quarter of 1999 as compared to 0.67 in 1998, a 6 percent decrease. The effect of this change in exchange rates lowered revenues by $8 million and costs by $7 million in the first quarter of 1999.

The following discussion excludes the effects of the lower currency exchange rate in 1999.

REVENUE
Australia's revenues decreased $8 million, or 5 percent, to $147 million. This decrease is attributable to a decline in energy volumes sold of 120 million kWh, or 4 percent.


Energy volumes sold to contestable customers outside Powercor's franchise area were up 11 million kWh and added $1 million to revenues due to customer gains in Queensland and Australian Capital Territory. Inside Powercor's franchise area, revenues decreased $8 million due to a 131 million kWh decrease in energy sold. Volumes are down due to the loss of a few large contestable customers.

OPERATING EXPENSES
Purchased power expense increased $4 million, or 7 percent, to $59 million. Higher average prices increased power costs by $6 million. Prices for purchased power averaged $22 per mWh in the first quarter of 1999 compared to $19 per mWh in the first quarter of 1998. This price increase was the result of a contract dispute Powercor is having with a power supplier in Australia. The power supplier did not deliver power to Powercor at the agreed upon rate which forced Powercor to purchase power on the open market at a higher rate than last year.

Other operating expenses decreased $9 million, or 18 percent, to $38 million. Decreased network rates resulted in lower network fees of $2 million and an increase in customers inside Powercor's franchise area serviced by other energy suppliers resulted in higher network revenues of $6 million.

OTHER BUSINESSES

EARNINGS CONTRIBUTION
Other operations reported income of $1 million in the quarter compared to losses of $39 million in the same period a year ago. The increase was primarily due to an $86 million pretax ($54 million after-tax) charge in the first quarter of 1998 for costs associated with the company's terminated bid for TEG.

Results from other operations for the quarter were reduced by approximately $11 million, or $0.04 per share, in decreased interest income as the result of cash dividends of $500 million paid in November and $660 million paid in January by Holdings to domestic electric operations. This cash had been invested by Holdings in interest bearing accounts prior to the dividends.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        3 Months Ended March 31      $          %
                                            1999        1998       Change    Change
-----------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
   (See next page)                      $  807,200   $1,077,000  $(269,800)    (25)
  Australian Electric Operations
   (See next page)                         147,000      162,500    (15,500)    (10)
  Other Operations (1)                       5,600       20,700    (15,100)    (73)
-----------------------------------------------------------------------------------
          TOTAL                            959,800    1,260,200   (300,400)    (24)
-----------------------------------------------------------------------------------
EXPENSES
  Domestic Electric Operations
   (See next page)                         611,600      981,200   (369,600)    (38)
  Australian Electric Operations           112,200      121,700     (9,500)     (8)
  Other Operations (1)                       8,500       17,100     (8,600)    (50)
-----------------------------------------------------------------------------------
          TOTAL                            732,300    1,120,000   (387,700)    (35)
-----------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
  Domestic Electric Operations             195,600       95,800     99,800     104
  Australian Electric Operations            34,800       40,800     (6,000)    (15)
  Other Operations (1)                      (2,900)       3,600     (6,500)      *
-----------------------------------------------------------------------------------
          TOTAL                            227,500      140,200     87,300      62
Interest expense                            88,000       94,300     (6,300)     (7)
Other (income) expense                      (9,700)      76,000    (85,700)   (113)
-----------------------------------------------------------------------------------
Income from continuing operations
 before income taxes                       149,200      (30,100)   179,300       *
Income taxes                                57,900      (15,500)    73,400       *
-----------------------------------------------------------------------------------
Income from continuing operations           91,300      (14,600)   105,900       *
Discontinued operations (2)                      -         (500)       500     100
-----------------------------------------------------------------------------------
NET INCOME                                  91,300      (15,100)   106,400       *
Preferred dividend requirement               4,800        4,800          -       -
-----------------------------------------------------------------------------------
EARNINGS CONTRIBUTION (LOSS) ON
     COMMON STOCK (3)
  Domestic Electric Operations              75,400        5,600     69,800       *
  Australian Electric Operations            10,400       14,100     (3,700)    (26)
  Other Operations (1)                         700      (39,100)    39,800     102
-----------------------------------------------------------------------------------
Continuing operations                       86,500      (19,400)   105,900       *
Discontinued operations (2)                      -         (500)       500     100
-----------------------------------------------------------------------------------
          TOTAL                         $   86,500   $  (19,900) $ 106,400       *
                                        ==========================================

Average common shares outstanding          297,334      297,059        275       -

EARNINGS PER COMMON SHARE - BASIC AND DILUTIVE
  Domestic Electric Operations          $     0.25   $     0.02  $    0.23       *
  Australian Electric Operations              0.04         0.05      (0.01)    (20)
  Other Operations (1)                           -        (0.14)      0.14     100
-----------------------------------------------------------------------------------
Continuing operations                         0.29        (0.07)      0.36       *
Discontinued operations (2)                      -            -          -       -
-----------------------------------------------------------------------------------
          TOTAL                         $     0.29   $    (0.07) $    0.36       *
                                        ===========================================
Dividends paid per common share         $     0.27   $     0.27  $       -       -
                                        ===========================================

*  Not a meaningful number.

                                 (See accompanying notes)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        3 Months Ended March 31      $          %
                                            1999        1998       Change    Change
-----------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                           $  231,200   $  231,800  $     (600)     -
  Commercial                               159,000      161,400      (2,400)    (1)
  Industrial                               151,800      162,700     (10,900)    (7)
  Other                                      7,200        7,600        (400)    (5)
-----------------------------------------------------------------------------------
          Retail sales                     549,200      563,500     (14,300)    (3)
  Wholesale sales                          240,000      499,100    (259,100)   (52)
  Other                                     18,000       14,400       3,600     25
-----------------------------------------------------------------------------------
          TOTAL                         $  807,200   $1,077,000  $ (269,800)   (25)
                                        ===========================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                3,773        3,751          22      1
  Commercial                                 2,993        2,992           1      -
  Industrial                                 4,628        4,891        (263)    (5)
  Other                                        153          159          (6)    (4)
-----------------------------------------------------------------------------------
          Retail sales                      11,547       11,793        (246)    (2)
  Wholesale sales                            9,636       22,443     (12,807)   (57)
-----------------------------------------------------------------------------------
          TOTAL                             21,183       34,236     (13,053)   (38)
                                        ===========================================
DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                  $  119,500   $  122,700  $   (3,200)    (3)
  Purchased  power                         209,700      458,700    (249,000)   (54)
  Other operations and maintenance         112,600      110,600       2,000      2
  Depreciation and amortization             97,000       98,100      (1,100)    (1)
  Administrative and general                72,800       78,000      (5,200)    (7)
  Special charges                                -      113,100    (113,100)  (100)
-----------------------------------------------------------------------------------
          TOTAL                         $  611,600   $  981,200  $ (369,600)   (38)
                                        ===========================================
AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                           $   48,900   $   48,600  $      300      1
  Commercial                                50,200       53,300      (3,100)    (6)
  Industrial                                42,500       55,700     (13,200)   (24)
-----------------------------------------------------------------------------------
      Energy sales                         141,600      157,600     (16,000)   (10)
  Other                                      5,400        4,900         500     10
-----------------------------------------------------------------------------------
          TOTAL                         $  147,000   $  162,500  $  (15,500)   (10)
                                        ===========================================
AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                  622          576          46      8
  Commercial                                 1,080        1,040          40      4
  Industrial                                 1,150        1,356        (206)   (15)
-----------------------------------------------------------------------------------
          TOTAL                              2,852        2,972        (120)    (4)
                                        ===========================================
                                            March     December       $          %
                                             1999       1998       Change    Change
CONSOLIDATED CAPITALIZATION (In thousands)
  Common equity                         $3,968,000   $3,957,000  $   11,000      -
  Preferred stock                          241,000      241,000           -      -
  Preferred securities of trusts
   holding solely PacifiCorp debentures    341,000      341,000           -      -
  Long-term debt                         4,519,000    4,559,000     (40,000)    (1)
  Short-term debt                          317,000      560,000    (243,000)   (43)
-----------------------------------------------------------------------------------
          TOTAL                         $9,386,000   $9,658,000  $ (272,000)    (3)
                                        ===========================================

* Not a meaningful number.

(1) Other Operations includes the operations of PacifiCorp Financial Services, Inc. and several start-up phase ventures, as well as activities of PacifiCorp Group Holdings Company.
(2) Represents the discontinued operations of the natural gas and wholesale electricity trading activities of TPC Corporation and PacifiCorp Power Marketing, respectively.
(3) Earnings contribution on common stock by segment: (a) Does not reflect elimination for interest on intercompany borrowing arrangements, (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other Operations, (c) Amounts are net of preferred dividend requirements and minority interest.